UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 700
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 4, 2006, Mesa Air Group, Inc. (the “Company”) entered into a new employment agreement with its Chief Financial Officer, George Murnane III, effective as of December 31, 2005. Under the terms of the employment agreement Mr. Murnane agreed to serve as Executive Vice President and Chief Financial Officer of the Company for a term of five (5) years ending December 30, 2010. Under the agreement, Mr. Murnane receives a base salary of $250,000. The base salary is subject to annual discretionary increases upon review by the Board. Mr. Murnane is also entitled to an annual bonus paid quarterly based on annual performance criteria as set forth in the agreement, which may range from $40,000 to $180,000. Upon execution of the agreement and on December 31st each year thereafter during the term of the agreement, the Company is obligated to contribute $50,000, as deferred compensation, to an account for the benefit of Mr. Murnane. The Company also is obligated to provide Mr. Murnane with $2,000,000 of term life insurance and other customary fringe benefits.
     Mr. Murnane’s employment agreement also provides for annual stock option grants of not fewer than 60,000 shares throughout the term of the agreement. Under the Company’s 2005 Employee Stock Option Plan, the option exercise price for each option is determined by the fair market value of the Common Stock on the date the option is granted.
     The agreement provides that upon Mr. Murnane’s disability, as defined in the agreement, Mr. Murnane will receive on a monthly basis, his base salary, plus an annualized amount equal to the greater of either $80,000 or his two-year average historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.
     Mr. Murnane may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Murnane’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company, (iii) relocation of Mr. Murnane further than 50 miles from Phoenix, Arizona without prior written consent or (iv) any reduction in Mr. Murnane’s salary, bonus opportunity or benefits (other than across the board reductions).
     If Mr. Murnane’s employment is terminated by the Company without Cause (as defined in the agreement) or there is a Change of Control (as defined in the agreement), the Company is required to pay Mr. Murnane an amount equal to six times his combined annual salary and an amount equal to the greater of either $80,000 or his two-year average historical bonuses. Additionally, all of his non-vested stock would immediately vest and be exercisable. If Mr. Murnane’s employment is terminated by Mr. Murnane for Good Reason, the Company is required to pay Mr. Murnane an amount equal to three times his combined annual salary and an amount equal to the greater of either $80,000 or his two-year average historical bonuses and all of his non-vested stock would immediately vest and be exercisable. If Mr. Murnane’s employment is terminated by him voluntarily for no Good Reason or by the Company for Cause, he will not be entitled to any additional severance payments beyond salary, bonus and deferred compensation amounts earned through the last effective date of his employment.
     If any payments received by Mr. Murnane under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Murnane is entitled to receive “gross up” payments sufficient to cover the excise tax.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.
Date: May 5, 2006	By:	/s/ JONATHAN G. ORNSTEIN
		Name:	JONATHAN G. ORNSTEIN
		Title:	Chairman of the Board and Chief Executive Officer